As filed with the Securities and Exchange Commission on March 14, 2023

Registration No. 333-199126

Registration No. 333-204056

Registration No. 333-210193

Registration No. 333-216740

Registration No. 333-223533

Registration No. 333-230131

Registration No. 333-237089

Registration No. 333-254351

Registration No. 333-264044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-199126

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204056

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210193

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216740

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223533

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237089

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254351

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264044

UNDER THE SECURITIES ACT OF 1933

Calithera Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-2366329
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

343 Oyster Point Blvd., Suite 200

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip code)

Calithera Biosciences, Inc. 2010 Equity Incentive Plan

Calithera Biosciences, Inc. 2014 Equity Incentive Plan

Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan

Calithera Biosciences, Inc. 2018 Inducement Plan

(Full title of the plans)

Susan M. Molineaux, Ph.D.

President and Chief Executive Officer

343 Oyster Point Blvd., Suite 200

South San Francisco, California 94080

(650) 870-1000

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements of Calithera Biosciences, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-199126), registering 118,492 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on October 2, 2014;

•

Registration Statement on Form S-8 (File No. 333-204056), registering 44,859 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on May 11, 2015;

•

Registration Statement on Form S-8 (File No. 333-210193), registering 45,580 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 15, 2016;

•

Registration Statement on Form S-8 (File No. 333-216740), registering 53,755 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 16, 2017;

•

Registration Statement on Form S-8 (File No. 333-223533), registering 134,019 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 8, 2018;

•

Registration Statement on Form S-8 (File No. 333-230131), registering 90,169 shares of common stock of the Company, par value $0.0001 per share , filed with the Securities and Exchange Commission on March 7, 2019;

•

Registration Statement on Form S-8 (File No. 333-237089), registering 139,529 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 11, 2020;

•

Registration Statement on Form S-8 (File No. 333-254351), registering 153,872 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 16, 2021; and

•

Registration Statement on Form S-8 (File No. 333-264044), registering 166,789 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on April 1, 2022.

On January 9, 2023, Calithera Biosciences, Inc. announced that our Board of Directors had unanimously approved the dissolution and liquidation of Calithera Biosciences, Inc. pursuant to a plan of complete liquidation and dissolution, subject to stockholder approval.

As a result of our planned dissolution, by filing this Post-Effective Amendment, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof. All share numbers herein have been adjusted to reflect the one-for-twenty (1:20) reverse stock split of our outstanding common stock, effective as of June 14, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on March 14, 2023.

CALITHERA BIOSCIENCES, INC.

By:	/S/ SUSAN M. MOLINEAUX, PH.D.
	Name:	Susan M. Molineaux, Ph.D.
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.